Exhibit 10.7
PURCHASE AGREEMENT
BY AND BETWEEN
ELK PREMIUM BUILDING PRODUCTS, INC.
AND
JOSEPH PRESSUTTI AND
SUSAN PRESSUTTI, BOTH INDIVIDUALLY
AND AS TRUSTEES OF
THE PRESSUTTI FAMILY TRUST
AUGUST 25, 2005

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(Continued)

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(Continued)

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(Continued)

Annex 1:	Exceptions to the Representations and Warranties of the Sellers
Annex 2:	Exceptions to the Representations and Warranties of the Buyer
Annex 3:	Seller’s Personal Property
Exhibit A:	Form of Escrow Agreement
Exhibit B-1:	Purchased Intellectual Property
Exhibit B-2:	Intellectual Property Retained by Seller

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(Continued)

Page
Exhibit C:	Purchased Real Estate
Exhibit D:	Forms of Assignments
Exhibit E:	Form of Assumption Agreement (Note and Deed of Trust)
Exhibit F:	Financial Statements
Exhibit G:	Capital Budget of the Company and its Subsidiaries
Exhibit H:	[Intentionally Omitted]
Exhibit I:	Agreement of Purchase and Sale of Real Estate and Escrow Instructions
Exhibit J:	Agreement of Purchase and Sale of Real Estate and Escrow Instructions
Exhibit K:	Preliminary Title Reports

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PURCHASE AGREEMENT
     Agreement entered into as of August 25, 2005, by and between Elk Premium Building Products, Inc., a Delaware corporation (the “Buyer”), and Joseph Pressutti (individually herein so called) and Susan Pressutti (individually herein so called), both individually and as Trustees of the Pressutti Family Trust (the “Pressutti Family Trust” and, together with Joseph Pressutti and Susan Pressutti, the “Sellers”). The Buyer and the Sellers are referred to collectively herein as the “Parties.”
RECITALS
     The Sellers own all of the outstanding capital stock of RGM Products, Inc., a California corporation (the “Company”), certain real property and improvements on which the Company’s manufacturing facility in Fresno, California is located and certain real property adjacent thereto, and certain rights in patents and intellectual property utilized in the Company’s business.
     This Agreement contemplates a transaction in which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, all of the outstanding capital stock of the Company and certain rights in patents and intellectual property utilized in the Company’s business, and the Buyer (or its designated Affiliate) will purchase from 3441 South Willow Investments, L.P. (herein so called), an Affiliate of Sellers, and the Sellers will cause 3441 South Willow Investments, L.P. to sell to the Buyer (or its designated Affiliate), the Purchased Real Estate.
     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:
1.	DEFINITIONS.
     “3441 South Willow Investments, L.P.” has the meaning set forth in the Recitals above.
     “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs of defense and other costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.
     “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.
     “Affiliated Group” means any affiliated group within the meaning of Code §1504 or any similar group defined under a similar provision of state, local, or foreign law.
     “Assumed Real Estate Debt” means the indebtedness in the principal amount of $3,982,269 in favor of The Ohio National Life Insurance Company evidenced by that certain Promissory Note dated May 31, 2005 executed by 3441 South Willow Investments, L.P., in the original principal amount of $4,000,000 and secured by the deed of trust liens on the Purchased Real Estate pursuant to that certain Deed of Trust, Financing Statement, Security Agreement and Fixture Filing (With Assignment of Rents and Leases) dated May 31, 2005 (the “Deed of Trust”), that Buyer (or its Affiliate) will assume in accordance with §2 below.
     “Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.
     “Buyer” has the meaning set forth in the preface above.
     “CERCLA” has the meaning set forth in §4(z) below.
     “Closing” has the meaning set forth in §2 below.
     “Closing Date” has the meaning set forth in §2 below.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” has the meaning set forth in the Recitals above.
     “Company Share” means any share of the Common Stock, no par value per share, of the Company.
     “Confidential Information” means any information concerning the businesses and affairs of the Company and its Subsidiaries that is not already generally known to those knowledgeable in the roofing industry.
     “Confidentiality Agreement” means that certain confidentiality agreement dated ___, 2005 between the Buyer and Joseph Pressutti.
     “Controlled Group of Corporations” has the meaning set forth in Code §1563.
     “Deferred Intercompany Transaction” has the meaning set forth in Treas. Reg. §1.1502-13.
     “Disclosure Schedule” has the meaning set forth in §4 below.
     “Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.
     “Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

     “Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).
     “Environment” shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, surface water sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.
     “Environmental Law” means applicable federal, state, and local laws including, without limitation, statutes, regulations, ordinances, and judicial and administrative orders relating to protection of the public health, welfare, and the Environment, including without limitation, those laws relating to the storage, handling, and use of chemicals and other Hazardous Materials (including without limitation California Proposition 65), those relating to the generation, processing, treatment, storage, transport, disposal, investigation and remediation, or other management of Hazardous Materials or waste materials of any kind, and those relating to the protection of environmentally sensitive areas.
     “Environmental Permits” has the meaning set forth in Section 4(z).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Escrow Agreement” means that certain escrow agreement in the form attached hereto as Exhibit A to be executed at the Closing by the Sellers, the Buyer, and the escrow agent thereunder.
     “Facilities” shall mean any real property, leaseholds, or other interests currently or formerly owned or operated by the Company.
     “Fiduciary” has the meaning set forth in ERISA §3(21).
     “Financial Statement” has the meaning set forth in §4(g) below.
     “GAAP” means United States generally accepted accounting principles as in effect as of the date of any document purported to be prepared in accordance with GAAP.
     “Hazardous Materials” shall mean any ‘hazardous substance,’ ‘pollutant or contaminant,’ ‘petroleum’ and ‘natural gas liquids,’ as those terms are defined or used in Section 101 of CERCLA and any other waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law and any other substances regulated because of their effect or potential effect on public health and the Environment, including, without limitation, RCRA 8 metals, aluminum, MEK, PCBs, lead paint, asbestos, vermiculite, urea formaldehyde, mold, volatile and semi-volatile compounds, radioactive materials, all derivatives of petroleum or synthetic substitutes for petroleum, and putrescible and infectious materials.
     “Indemnified Party” has the meaning set forth in §8(d) below.

     “Indemnifying Party” has the meaning set forth in §8(d) below.
     “Intellectual Property” means, currently existing anywhere, (a) all inventions, technology, processes and methods (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, and any foreign or international patent and patent application taking priority from any of the foregoing, (b) all trademarks, service marks, trade dress, logos, trade names, corporate names, and domain names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrights, all common law rights similar or equivalent to copyrights, all works (whether or not copyrightable), and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies, manifestations, representations, translations, transliterations and any other tangible embodiments of any kind thereof (in whatever form or medium).
     “IP Purchase Price” has the meaning set forth in §2(b) below.
     “Joseph Pressutti” has the meaning set forth in the preface above.
     “Knowledge” means actual knowledge after reasonable investigation.
     “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.
     “Material Adverse Effect” or “Material Adverse Change” means an effect or change that would be materially adverse on the business, financial condition, results of operations, properties, profitability, business prospects, or operations of the Company and its Subsidiaries taken as a whole; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (A) any adverse change, event, development, or effect attributable to general conditions affecting the United States economy which does not affect the Company and its Subsidiaries materially disproportionately relative to other participants in the roofing industry, (B) any adverse change, event, development, or effect affecting the roofing industry generally which does not affect the Company and its Subsidiaries materially disproportionately relative to other participants in the roofing industry, or (C) the taking of any action contemplated by this Agreement or any of the other agreements contemplated hereby (or the omission to take any action if such omission is required by this Agreement or any of the other agreements contemplated hereby).
     “Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.
     “Most Recent Financial Statements” has the meaning set forth in §4(g) below.
     “Most Recent Fiscal Month End” has the meaning set forth in §4(g) below.
     “Most Recent Fiscal Year End” has the meaning set forth in §4(g) below.
     “Multiemployer Plan” has the meaning set forth in ERISA §3(37).
     “Non-compete Payment” has the meaning set forth in §2(b) below.
     “Occupational Safety and Health Law” shall mean any legal requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.
     “Off-site Waste Facilities” has the meaning set forth in §4(z) below.
     “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
     “Party” has the meaning set forth in the preface above.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).
     “Pressutti Family Trust” has the meaning set forth in the preface above.
     “Process Agent” has the meaning set forth in §11(o) below.
     “Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.
     “Purchased Intellectual Property” means the Intellectual Property described on Exhibit B-1 and any and all other Intellectual Property currently owned by any of the Sellers or their respective Affiliates (but not any other persons or entities) used or useful in the business of the Company and its Subsidiaries, and all rights, title, and interest in and to all such Purchased Intellectual Property, but specifically excluding all Intellectual Property owned or created by any of the Sellers or their respective Affiliates described on Exhibit B-2 and all Intellectual Property acquired or created after the Closing by any of the Sellers or their respective Affiliates (other than any improvements on existing Intellectual Property in the form of continuation-in-part applications).
     “Purchased Real Estate” means the real property and improvements described on Exhibit C.
     “Purchased Real Estate Agreements” means those certain Agreements For Purchase and Sale of Real Estate and Escrow Instructions in the forms attached hereto as Exhibits I and J executed by Buyer’s Affiliate and 3441 South Willow Investments, L.P., a California limited partnership, for 3333 South Willow Avenue, Fresno, California 93725 and 3441 South Willow Avenue, Fresno, California 93725.
     “Purchase Price” has the meaning set forth in §2(b) below.
     “Release” shall mean any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, disposing, injecting, pumping, pouring, emptying, or other releasing into the Environment, whether known or unknown and whether intentional or unintentional.
     “Reportable Event” has the meaning set forth in ERISA §4043.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for Taxes not yet due and payable or for Taxes which are being actively contested in good faith by appropriate proceedings, (b) mechanics’, materialmens’, and similar liens, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.
     “Sellers” has the meaning set forth in the preface above.
     “Seller’s Affiliates” includes all Affiliates of each Seller, including, without limitation, the Pressutti Family Trust and 3441 South Willow Investments, L.P., and their respective partners, owners, beneficiaries, officers, directors, trustees and representatives.
     “Share Purchase Price” has the meaning set forth in §2(b) below.
     “Subsidiary” means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.
     “Susan Pressutti” has the meaning set forth in the preface above.

     “Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Third Party Claim” has the meaning set forth in §8(d) below.
     “Title Reports” means the title reports attached hereto as Exhibit K.
2.	PURCHASE AND SALE OF COMPANY SHARES, PURCHASED REAL ESTATE AND PURCHASED INTELLECTUAL PROPERTY.
     (a) Basic Transaction. For the consideration specified below in this §2, on and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Sellers, and the Sellers agree to sell to the Buyer: all of the outstanding Company Shares and the Purchased Intellectual Property. Concurrently with the Closing, the Buyer agrees to purchase (or cause one of its Affiliates to purchase), and the Sellers agree to cause 3441 South Willow Investments, L.P. to sell to the Buyer (or an Affiliate of Buyer designated by Buyer), the Purchased Real Estate in accordance with the terms and conditions of this Agreement and the Purchased Real Estate Agreements.
     (b) Purchase Price. The Buyer agrees to pay to the Pressutti Family Trust at the Closing, in cash payable by wire transfer or delivery of other immediately available funds to the Pressutti Family Trust, for the Company Shares, $17,965,000 (the “Share Purchase Price”); provided, however, that the Share Purchase Price is subject to adjustment pursuant to §2(f) below. The Buyer also agrees to pay to Joseph Pressutti at the Closing, in cash payable by wire transfer or delivery of other immediately available funds to Joseph Pressutti, $4,500,000 (the “IP Purchase Price”) for the Purchased Intellectual Property (the Share Purchase Price and the IP Purchase Price are collectively referred to as the “Purchase Price”); provided that, notwithstanding the foregoing, $2,300,000 of the Share Purchase Price otherwise payable to The Pressutti Family Trust at the Closing in accordance with this §2(b) shall be paid to the escrow agent under, and to be held in accordance with, the Escrow Agreement in order to secure the indemnification obligations of the Sellers contained in §8(b) (it being understood that $800,000 of such $2,300,000 may not be used for indemnification obligations other than obligations based on any purchase price adjustment payable by Sellers with respect to §2(f)). At the Closing, the Buyer shall also pay to Joseph Pressutti $50,000 for his Covenant Not to Compete set forth in §6(e) (the “Non-compete Payment”). In addition to paying the Purchase Price and Non-compete Payment as set forth above, at the Closing the Buyer (or an Affiliate of Buyer designated by Buyer) will pay to 3441 South Willow Investments, L.P. $2,502,279.69 for the Purchased Real Estate, and will assume the Assumed Real Estate Debt, in each case upon the terms and conditions set forth in this Agreement and the Purchased Real Estate Agreements (with $575,000 of such amount being allocated to the Purchased Real Estate at 3333 South Willow, Fresno, California and the balance of such amount being allocated to the Purchased Real Estate at 3441 South Willow, Fresno, California). The Company shall distribute to the Sellers immediately prior to Closing all furniture, furnishings and personal property in the Seller’s suite of offices and described on Annex 3 attached hereto. The Parties agree that these items have a fair value of $1,000.
     (c) Allocation. The Buyer and the Sellers each acknowledge that the amount of Purchase Price allocated to the Company Shares, Purchased Intellectual Property, Covenant Not to Compete, and Purchased Real Estate in this §2 represents the fair market value of the assets being purchased, determined pursuant to arm’s-length negotiation. The Buyer and the Seller each agree to report the sale of the business for income tax purposes according to the allocations set forth in this Section 2(c) and not to take any position inconsistent with such allocation on its tax returns without the written consent of the other, and each party will indemnify the other for any inconsistent position taken.
     (d) The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Baker & McKenzie in Palo Alto, California, commencing at 10:00 a.m. local time, as promptly as reasonably practicable but in no event later than the earlier of August 30, 2005 or the fifth business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”).
     (e) Deliveries at the Closing. The closing of the sale or exchange of the Purchased Real Estate will take place simultaneously with the Closing of the purchase of the Company Shares and the Purchased Intellectual Property. At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in §7(a) below, (ii) the Buyer will deliver to the Sellers the various certificates, instruments, releases, and documents referred to in §7(b) below, (iii) the Sellers will deliver to the Buyer stock certificates representing all of the outstanding Company Shares, endorsed in blank or accompanied by duly executed assignment documents, (iv) the Sellers will execute, acknowledge (if appropriate), and deliver to the Buyer assignments with respect to the Purchased Intellectual Property in the forms attached hereto as Exhibits D-1 through D-2 and such other instruments of sale, transfer, conveyance and assignment with respect to the Purchased Intellectual Property as the Buyer may reasonably request, (v) the Buyer (or one of its Affiliates) will execute, acknowledge (if appropriate), and deliver to the Seller and 3441 South Willow Investments, L.P. an assumption agreement with respect to the Assumed Real Estate Debt in the form of Exhibit E and such other instruments of assumption with respect to the Assumed Real Estate Debt as the Sellers and/or the lender under the Assumed Real Estate Debt may reasonably request, (vi) the Sellers will cause 3441 South Willow Investments, L.P. to execute and deliver to the Buyer a deed with respect to the Purchased Real Estate in the form attached hereto as Exhibit D-3 and such other instruments of transfer, conveyance, and assignment with respect to the Purchased Real Estate as the Buyer may reasonably request, (vii) the Sellers will deliver, and will cause the Company to deliver, to Buyer the Assignment and Assumption of Lease, Termination of Guaranty, and Release of Landlord in

the form attached hereto as Exhibit D-4, and (viii) the Buyer will deliver the consideration specified in §2(b) above.
(f) Inventory Valuation and Adjustment of Purchase Price.
     (i) Buyer and Seller, and their respective representatives, will each examine and evaluate the inventory of the Company as of the Closing Date (including raw materials, manufactured and purchased parts, goods in process, and finished goods) promptly after the Closing, and each will submit to the other within forty-five (45) days after the Closing a detailed written list and description of all items and amounts he or it believes is obsolete, damaged or defective, or slow moving and the value placed on each. The information exchanged shall be arranged so as to separate the various items into the three (3) different categories, and the total value for each category, and shall explain the valuation methodology used and how the values were arrived at. For purposes of this subsection (f), “value” means the amount of money that is reasonably estimated to be realized from the orderly disposal of such items in the normal course (not at a fire sale or distressed proceed sale) and shall be determined in accordance with GAAP, and “slow moving” means items that are reasonably likely to take more than twelve (12) months from and after the Closing Date (based on the prior twelve (12) months sales) to dispose of in the normal course of the Company’s business as presently conducted prior to the Closing (and disregarding any changes or actions that Buyer makes or may make to the Company’s business or operations after the Closing (e.g., deciding to terminate the sale of a product or product line).
     (ii) The parties will exchange information and discuss each other’s lists and valuations, and attempt to reach agreement on the value of each category and the adjustment from the amount shown for such inventory on the Company’s books. If the parties’ respective valuations of the obsolete, damaged or defective, or slow moving inventories are within 10% of each other, then the agreed value will be the average of the two. If not within 10%, and the parties cannot otherwise agree on a value of the obsolete, damaged or defective, or slow moving inventories within five (5) days of exchanging lists and values, then the parties agree to promptly have an unrelated and independent third party (who has not worked or consulted for either Buyer or Seller (or any Affiliate) within the last three (3) years and is employed by a nationally recognized accounting firm) to evaluate and value the items and amount of obsolete, damaged or defective, and “slow moving” inventory. The third party is to be mutually agreed upon within five (5) days after the parties cannot reach agreement on value, and shall have at least five (5) years’ experience in evaluating inventory for the premium roofing products industry. Each side shall pay one-half of the fees and costs of the third party evaluator. The decision of the third party as to what is or is not obsolete, damaged or defective, or slow moving inventory and the value thereof shall be final and binding on all parties.
     (iii) For purposes hereof, Buyer consents to Robert Crum, Randy Fortel and other persons they select (such as sales managers employed by the Company) providing reasonable assistance to Seller after the Closing in examining, evaluating and valuing the inventory, and trying to bring to a conclusion this matter. There shall be no charge to Seller for these persons’ services in this matter. Buyer and Seller and their representatives shall have reasonable access to all inventory and relevant information.

     (iv) The amount payable by Sellers to Buyer (which shall be an adjustment to the Share Purchase Price) with respect to obsolete, damaged or defective, and slow moving inventory shall equal the difference between (x)the cost of the Company’s inventory items as of the Closing Date determined to be obsolete, damaged or defective, or slow-moving in accordance with this subsection (f) less inventory reserves, in each case as reflected in the books of the Company as of the Closing Date and [y] the agreed value (or the value determined by the third party evaluator) of the Company’s obsolete, damaged or defective, and slow moving inventory as of the Closing Date, in each case determined as provided in the subsection (f)).
     For example, if (A) the agreed value for all obsolete, damaged and slow moving inventory is $400,000, and such inventory items are reflected on the Company’s books at $825,000 (i.e., the parties agree that the value of such inventory items are $425,000 less than the cost reflected on the books of the Company as of the Closing Date), and (B) if the Inventory Reserve on such books is $75,000, then the Buyer would get a Purchase Price adjustment of $350,000 [$825,000 less $400,000 less $75,000]. $350,000 would be payable to Buyer from the Sellers, and the parties would direct the escrow agent under the Escrow Agreement to deliver such $350,000 to Buyer and would direct the escrow agent under the Escrow Agreement to deliver to Sellers the difference between $800,000 and $350,000.
     (v) The parties shall use their best efforts to conclude this matter and have funds disbursed from Escrow within ninety (90) days of the Closing. The parties shall promptly sign instructions to the escrow agent under the Escrow Agreement in accordance with this subsection (f). Notwithstanding the foregoing, Buyer shall be entitled to make a claim under the Escrow Agreement for the amount it believes is owing to it in accordance with this subsection (f) even though the agreed value for all obsolete, damaged and defective, and slow-moving inventory has not yet been established in accordance with this subsection (f).
3.	REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION, THE PURCHASED REAL ESTATE, AND THE PURCHASED INTELLECTUAL PROPERTY.
     (a) Representations and Warranties of the Sellers. Except as set forth in Annex 1 attached hereto, each of the Sellers represents and warrants to the Buyer that the statements contained in this §3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3(a)).
          (i) Organization; Authorization of Transaction. The Pressutti Family Trust is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Each of the Sellers has full power and authority to execute and deliver this Agreement and to perform his, her, or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of the Sellers, enforceable in accordance with its terms and conditions. None of the Sellers need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or other third party in order to consummate the transactions contemplated by this Agreement, except as set forth on Annex 1 attached hereto.
          (ii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Sellers is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Sellers is a party or by which he, she, or it is bound or to which any of his, her, or its assets is subject, except as set forth on Annex 1 attached hereto or §4(c) of the Disclosure Schedule.
          (iii) Brokers’ Fees. None of the Sellers, the Company or any of its Subsidiaries has incurred any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
          (iv) Company Shares. The Pressutti Family Trust holds of record and owns beneficially 401,818 Company Shares, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Pressutti Family Trust is not a party to any option, warrant, purchase right, or other contract or commitment that could require it to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). The Pressutti Family Trust is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company. Upon delivery of the 401,818 Company Shares to the Buyer at the Closing, the Buyer will be the absolute owner of all outstanding Company Shares free, clear, and discharged of and from any and all liens, encumbrances, and marital rights and interests other than any liens or encumbrances created by the Buyer.
          (v) Purchased Real Estate. The Purchased Real Estate is described on Exhibit C and is the only real property that is owned by any of the Sellers or any of their respective Affiliates that is utilized by the Company and its Subsidiaries. With respect to each parcel of the Purchased Real Estate:
     (A) 3441 South Willow Investments, L.P. has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except as described on the Title Reports or on Annex I attached hereto and except for real estate taxes, assessments, and other governmental levies, fees, or charges imposed with respect to such Purchased Real Estate that are not due and payable as of the Closing and except for recorded easements, covenants, and other restrictions which do not and will not materially impair the use or occupancy of the property subject thereto in the operation of the business of the Company and its Subsidiaries as currently conducted thereon, and except for zoning, building codes, and other land use laws regulating the use or occupancy of such Purchased Real Estate or the activities conducted thereon that are imposed by any governmental authority having jurisdiction over such Purchased Real Estate and are not violated by the current use or occupancy of such Purchased Real Estate or the operation of the business of the Company and its Subsidiaries as currently conducted thereon (all such exceptions are referred to as “Permitted Encumbrances”) and upon Closing the Buyer will acquire good and marketable title to the parcel of real property, free and clear of any Security Interest, ownership interest, easement, covenant, marital rights and interests, or other restriction, except as described on the Title Report or Annex I attached hereto and except for Permitted Encumbrances;
     (B) there are no pending or, to the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for real estate matters) of the Company and its Subsidiaries, threatened condemnation or zoning proceedings, lawsuits, or administrative actions relating to the property or other matters that could have a material adverse effect on the current use, occupancy, or value thereof;
     (C) the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to “permitted non-conforming use” or “permitted non-conforming structure” classifications), and do not encroach on any easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained where not having obtained any such permits or licenses could have a Material Adverse Effect, and the property is not located within a delineated earthquake fault zone;
     (D) all facilities have received all approvals, which are listed on Annex I attached hereto, of governmental authorities (including licenses and permits) required in connection with the ownership or operation as currently conducted thereof and have been constructed, operated, and maintained in accordance with applicable laws, rules, and regulations;
     (E) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property (other than in favor of the Company and its Subsidiaries, which lease will be assigned to the Buyer free and clear of all Security Interests (other than in favor of the lender under and to secure the Assumed Real Estate Debt) at the Closing at no additional cost to the Buyer), and no party (other than the Company and its Subsidiaries) is in possession of the parcel of real property;

     (F) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein;
     (G) all facilities located on the parcel of real property are supplied with utilities and other services necessary for the operation of such facilities, in the manner the Company and its Subsidiaries are presently using them in the conduct of their business; and
     (H) the parcel of real property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the parcel of real property, and access to the property is provided by paved public right-of-way.
          (vi) Purchased Intellectual Property.
     (A) Except as set forth on §4(m) of the Disclosure Schedule, Joseph Pressutti owns all rights, title, and interest in and to each and every item of the Purchased Intellectual Property, free and clear of any restrictions on transfer, ownership or license or other rights of any third party (including, without limitation, marital rights and interests) (except in favor of the Company or its Subsidiaries), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Joseph Pressutti is not a party to any option, warrant, purchase right, or other contract or commitment that could require him to sell, transfer or otherwise dispose of any of the Purchased Intellectual Property (other than this Agreement). Each item of Purchased Intellectual Property owned or used by Joseph Pressutti immediately prior to the Closing will be owned or available for use by the Buyer to the same extent and on identical terms and conditions immediately subsequent to the Closing. Except as set forth on §4(m) of the Disclosure Schedule, each current and former employee or contractor of Joseph Pressutti who has worked on, created, developed, or is or was involved in or has assisted with or contributed to the creation or development of, any Purchased Intellectual Property has executed and delivered to Joseph Pressutti an agreement (containing no exceptions to or exclusions from the scope of its coverage) assigning to Joseph Pressutti all of such employee’s or contractor’s rights, title, and interest in and to any such Purchased Intellectual Property. Except as set forth on §4(m) of the Disclosure Schedule, each such employee or contractor, and any other employee or contractor who has received or to whom was disclosed any trade secrets or other confidential information that is part of any Purchased Intellectual Property, has executed and delivered to Joseph Pressutti an agreement agreeing to keep confidential and not disclose, or use for any purpose other than as permitted by Joseph Pressutti, any such trade secrets or other confidential information.
     (B) Except as set forth on §4(m) of the Disclosure Schedule, none of the Sellers with respect to the Purchased Intellectual Property has interfered with,

infringed upon, misappropriated, or otherwise come into conflict with any rights, title, or interest in or to any Intellectual Property of any third parties. Except as set forth on §4(m) of the Disclosure Schedule, none of the Sellers and the directors and officers (and employees and agents with responsibility for Intellectual Property matters) of the Company and its Subsidiaries (i) has ever received any charge, complaint, claim, threat, demand, or notice alleging that any such interference, infringement, misappropriation or violation (including, without limitation, any offer to license, or claim that any Seller, the Company or any of its Subsidiaries must license or refrain from using, any Intellectual Property rights of any third party), or (ii) has any Knowledge that the continued operation of the Company and its Subsidiaries or their business after the Closing would cause or result in any such interference, infringement, misappropriation, or violation.
     (C) To the Knowledge of any of the Sellers and the directors and officers (and employees and agents with responsibility for Intellectual Property matters) of the Company and its Subsidiaries, except as set forth on §4(m) of the Disclosure Schedule, (i) no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any rights of the Sellers with respect to the Purchased Intellectual Property, and (ii) there are no circumstances indicating that any third party will or may be likely to interfere with, infringe upon, misappropriate, or otherwise come into conflict with any rights with respect to the Purchased Intellectual Property.
     (D) None of the Sellers and their respective Affiliates (i) has been issued any patent, has obtained or acquired any patent or patent application, or has pending applications for any patents or registrations that are part of the Purchased Intellectual Property except as described on Exhibit B-1, (ii) has granted to any third party any license, agreement or other permission with respect to any of the Purchased Intellectual Property (other than the Company and its Subsidiaries), (iii) has registered, has obtained or acquired any application or registration for, or has pending any application for registration of any trademarks or copyrights included in the Purchased Intellectual Property, or (iv) has sold, licensed, transferred, or otherwise disposed of any Intellectual Property used or useful in the business of the Company and its Subsidiaries or rights therein or thereto within the last two years.
     (E) The Purchased Intellectual Property does not use, pursuant to license, sublicense, agreement, or permission, any Intellectual Property that any third party owns. None of the Sellers has disclosed or made available outside the operation of the Company and its Subsidiaries’ business or without a confidentiality or non-disclosure obligation, or failed to take all reasonable action to maintain and protect, each item of the Purchased Intellectual Property, including, without limitation, the confidentiality and secrecy of any trade secrets or other confidential information that is part of any Purchased Intellectual Property.

     (F) To the Knowledge of any of the Sellers and the directors and officers (and employees and agents with responsibility for Intellectual Property matters) of the Company and its Subsidiaries, no product, system, program, or software module designed, developed, sold, licensed, or otherwise used or made available by any of the Sellers contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware, or data without the consent of the user, or contains any open source code or software that may be subject to an open source or general public license.
     (G) Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY AGREEMENT OR CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, SELLERS MAKE NO REPRESENTATIONS, WARRANTIES, OR GUARANTEES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY SHARES, THE PURCHASED INTELLECTUAL PROPERTY, THE COMPANY OR ANY OF ITS ASSETS, LIABILITIES, ON-GOING CONTRACTS AND OBLIGATIONS, OR ANY OF COMPANY’S OPERATIONS OR BUSINESSES, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, NON-INFRINGEMENT OR PROJECTED FINANCIAL RESULTS, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES OR GUARANTEES ARE HEREBY EXPRESSLY DISCLAIMED.
     NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY AGREEMENT OR CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, THE SELLER IS GIVING NO ASSURANCES THAT ANY MANUFACTURER, SUPPLIER, LESSOR, CUSTOMER, OR OTHER PARTY WITH WHICH THE SELLERS OR THE COMPANY HAS A RELATIONSHIP WILL CONTINUE ON AND AFTER THE CLOSING TO MAINTAIN ITS RELATIONSHIP REGARDING THE COMPANY AND ITS BUSINESS WITH THE BUYER OR THE COMPANY OR MAINTAIN SUCH RELATIONSHIP ON THE SAME TERMS THAT IT IS NOW CONDUCTED WITH THE SELLERS AND THE COMPANY.
     IN CONNECTION WITH THE BUYER’S INVESTIGATION OF THE COMPANY, THE COMPANY SHARES, THE PURCHASED INTELLECTUAL PROPERTY, AND THE PURCHASED REAL ESTATE, THE BUYER HAS RECEIVED CERTAIN ESTIMATES, PROJECTIONS, AND OTHER FORECASTS REGARDING THE COMPANY’S FUTURE RESULTS OF OPERATIONS AND FINANCIAL CONDITION. THE BUYER ACKNOWLEDGES THAT THERE ARE UNCERTAINTIES

INHERENT IN ATTEMPTING TO MAKE SUCH ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND THAT THE BUYER IS FAMILIAR WITH SUCH UNCERTAINTIES. ACCORDINGLY, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY AGREEMENT OR CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, THE SELLERS ARE NOT MAKING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO SUCH ESTIMATES, PROJECTIONS, AND OTHER FORECASTS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS, AND FORECASTS OR THAT SUCH ESTIMATES, PROJECTIONS, AND FORECASTS WILL BE ACHIEVED).
     (b) Representations and Warranties of the Buyer. Except as set forth in Annex 2 attached hereto, the Buyer represents and warrants to the Sellers that the statements contained in this §3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3(b)).
          (i) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.
          (ii) Authorization of Transaction. The Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or other person in order to consummate the transactions contemplated by this Agreement.
          (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.
          (iv) Brokers’ Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
          (v) Investment. The Buyer is not acquiring the Company Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

          (vi) Tax Elections. The Buyer has not made, and after the Closing the Buyer and the Company will not make, in each case with respect to the transactions contemplated by this Agreement, any election under the Internal Revenue Code of 1986, as amended, pursuant to Section 338 or 338(h)(10) and/or any corresponding provisions of any State Revenue or Taxation Code.
4. REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY AND ITS SUBSIDIARIES. The Sellers represent and warrant to the Buyer that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4), except as set forth in the disclosure schedule delivered by the Sellers to the Buyer on the date hereof and initialed by Joseph Pressutti and the Buyer (the “Disclosure Schedule”). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity. Without limitation to the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty pertains to the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §4.
     (a) Organization, Qualification, and Corporate Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Company and its Subsidiaries is duly authorized to conduct its business as currently conducted and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not have a Material Adverse Effect. Each of the Company and its Subsidiaries has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on its businesses as currently conducted and to own and use the properties owned and as currently used by it, except to the extent the failure to have obtained such license, permit or authorization would not have a Material Adverse Effect. §4(a) of the Disclosure Schedule lists the directors and officers of each of the Company and its Subsidiaries. The Sellers have delivered to the Buyer correct and complete copies of the charter and bylaws of each of the Company and its Subsidiaries (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each of the Company and its Subsidiaries are correct and complete in all material respects. None of the Company and its Subsidiaries is in violation of any provision of its charter or bylaws.
     (b) Capitalization. The entire authorized capital stock of the Company consists only of 1,000,000 Company Shares, of which 401,818 Company Shares are issued and outstanding and no Company Shares are held in treasury. No other capital stock or equity securities of the Company are authorized or outstanding. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held beneficially and of record by The Pressutti Family Trust. There are currently no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.
     (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Company and its Subsidiaries is subject or any provision of the charter or bylaws of any of the Company and its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, permit, instrument, or other arrangement to which any of the Company and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except as set forth in §4(c) of the Disclosure Schedule or except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Material Adverse Effect. None of the Company and its Subsidiaries need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except as set forth in §4(c) of the Disclosure Schedule or except where the failure to give, make, or obtain any such authorization, consent, or approval would not have a Material Adverse Effect.
     (d) Brokers’ Fees. None of the Company and its Subsidiaries has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
     (e) Title to Assets. The Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, or valid license for, all properties and assets currently used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets used or sold in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.
     (f) Subsidiaries. §4(f) of the Disclosure Schedule sets forth for each Subsidiary of the Company (i) its name and jurisdiction of incorporation, and (ii) the number of issued and outstanding shares of each class of its capital stock. All of the issued and outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid, and nonassessable. The Company holds of record and owns beneficially all of the outstanding shares of each Subsidiary of the Company, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Security Interests, option, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of the Company to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company. None of the Company and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of the Company.
     (g) Financial Statements. Attached hereto as Exhibit A are the following financial statements (collectively the “Financial Statements”): (i) unaudited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2003 and December 31, 2004 (the “Most Recent Fiscal Year End”) for the Company and its Subsidiaries, and (ii) unaudited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the 7 months ended July 31, 2005 (the “Most Recent Fiscal Month End”) for the Company and its Subsidiaries. The foregoing Financial Statements (including any notes thereto) have been prepared in a manner consistent with the accounting principles that have been historically applied and maintained by the Company and its Subsidiaries and present fairly the financial condition of the Company and its Subsidiaries as of such dates and the results of operations of the Company and its Subsidiaries for such periods, and are consistent with the books and records of the Company and its Subsidiaries; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and all Financial Statements lack full footnotes and other presentation items.
     (h) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, and except as set forth on §4(h) of the Disclosure Schedule, since that date:
          (i) except as contemplated by the penultimate sentence of §2(b) and distributions to the Sellers disclosed in §4(h)(xiii) of the Disclosure Schedule or as otherwise disclosed in §4(h)(i) of the Disclosure Schedule, none of the Company and its Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for fair consideration in the Ordinary Course of Business;
          (ii) none of the Company and its Subsidiaries has entered into any agreement, contract, lease, or license (or, except for purchase orders to buy raw materials or sell the Company and its Subsidiaries’ products entered into in the Ordinary Course of Business, series of related agreements, contracts, leases, and licenses) either involving more than $25,000 or outside the Ordinary Course of Business;
          (iii) no party (including the Company and each of its Subsidiaries) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which the any of the Company and its Subsidiaries is a party or by which it is bound other than modifications of purchase order agreements that, in the aggregate, are not material to the business, financial condition, results of operations, profitability, prospects, or operations of the Company and its Subsidiaries and are not outside the Ordinary Course of Business or cancellation of purchase order agreements that are not material to the business, financial condition, results of operations, profitability, prospects, or operations of the Company and its Subsidiaries and are not outside the Ordinary Course of Business and in which the Company or one of its Subsidiaries is the seller and the buyer thereunder has compensated the Company or one of its Subsidiaries for corresponding raw materials purchases made by the Company or one of its Subsidiaries such that none of the Company and its Subsidiaries has suffered a Material Adverse Effect;
          (iv) none of the Company and its Subsidiaries has imposed any Security Interest upon any of its assets, tangible or intangible;
          (v) none of the Company and its Subsidiaries has made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the Ordinary Course of Business other than as contemplated on the Capital Budget of the Company and its Subsidiaries attached hereto as Exhibit G;
          (vi) none of the Company and its Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $25,000 or outside the Ordinary Course of Business;
          (vii) none of the Company and its Subsidiaries has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 singly or $25,000 in the aggregate;
          (viii) none of the Company and its Subsidiaries has delayed or postponed the payment of accounts payable beyond their stated terms or has delayed or postponed the payment of other Liabilities outside the Ordinary Course of Business;
          (ix) none of the Company and its Subsidiaries has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course of Business;
          (x) none of the Company and its Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intellectual Property;
          (xi) there has been no change made or authorized in the charter or bylaws of any of the Company and its Subsidiaries;

          (xii) none of the Company and its Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;
          (xiii) none of the Company and its Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;
          (xiv) none of the Company and its Subsidiaries has experienced any destruction, disappearance, loss, or material damage (whether or not covered by insurance) to its property;
          (xv) none of the Company and its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees either involving more than $5,000 in the aggregate or outside the Ordinary Course of Business, except as set forth on §4(h)(xv) of the Disclosure Schedule;
          (xvi) none of the Company and its Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, except as set forth on §4(h)(xvi) of the Disclosure Schedule;
          (xvii) none of the Company and its Subsidiaries has granted any increase in the base compensation of any of its directors, officers, and employees;
          (xviii) none of the Company and its Subsidiaries has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);
          (xix) none of the Company and its Subsidiaries has made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;
          (xx) none of the Company and its Subsidiaries has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;
          (xxi) no officer or key employee has terminated his/her employ or has been terminated from the employ of the Company or any of its Subsidiaries, or has become disabled or incapacitated;
          (xxii) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company or any of its Subsidiaries and having or reasonably likely to have a Material Adverse Effect; and
          (xxiii) none of the Company and its Subsidiaries has committed to any of the foregoing.

     (i) Undisclosed Liabilities. None of the Company and its Subsidiaries has any Liability (and to the Knowledge of any of the Sellers and the directors and officers of the Company and its Subsidiaries there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), and (iii) Liabilities set forth on §4(i) of the Disclosure Schedule.
     (j) Legal Compliance. Except as set forth on §4(j) of the Disclosure Schedule, the Company and its Subsidiaries and their predecessors and Affiliates have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) except to the extent that noncompliance will not and could not reasonably be expected to have a Material Adverse Effect, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company or any of its Subsidiaries alleging any failure so to comply. §4(j) of the Disclosure Schedule lists each material license, franchise, permit, certificate, approval, or other similar authorization of any governmental entity affecting, or relating in any way to, the business of the Company and its Subsidiaries.
     (k) Tax Matters.
          (i) Except as set forth on §4(k) of the Disclosure Schedule, each of the Company and its Subsidiaries has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes due and owing by any of the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid. None of the Company and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.
          (ii) Each of the Company and its Subsidiaries has withheld, deposited and paid all Taxes required to have been withheld, deposited and/or paid by the each of Company and its Subsidiaries in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
          (iii) None of the Sellers or any director or officer (or employee responsible for Tax matters) of the Company or its Subsidiaries knows or has reason to know of any threatened or potential additional assessments of Taxes for any period for which Tax Returns have or should have been filed. There is no dispute or claim concerning any Tax Liability of the Company or any of its Subsidiaries either (A) claimed or raised by any authority or (B) as to which any of the

Sellers and the directors and officers (and employees responsible for Tax matters) of the Company and its Subsidiaries has Knowledge. §4(k) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed by the Company and its Subsidiaries for taxable periods for which the statute of limitations is open, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Sellers have delivered to the Buyer correct and complete copies of all income Tax Returns, examination reports, statements of deficiencies assessed against or agreed to by the Company and its Subsidiaries, and any other written communications to or from a taxing authority for a taxable year for which the statute of limitations is open.
          (iv) None of the Company and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
          (v) Except as set forth on §4(k) of the Disclosure Schedule, none of the Company and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code §280G. None of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). Except with respect to its wholly-owned subsidiaries, none of the Company and its Subsidiaries is a party to any Tax allocation, sharing or indemnity agreement. None of the Company and its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return or (B) has Liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
          (vi) §4(k)(vi) of the Disclosure Schedule sets forth the following information with respect to the Company and its Subsidiaries: (A) the basis of the Company and its Subsidiaries in their assets; (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company and its Subsidiaries; and (C) the amount of any deferred gain or loss allocable to the Company and its Subsidiaries arising out of any Deferred Intercompany Transaction.
          (vii) The unpaid Taxes of the Company and its Subsidiaries (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.
          (viii) None of the Company and its Subsidiaries has received any notices of increases in the assessed value of its properties for Tax purposes since January 1, 2005.

          (ix) None of the Company and its Subsidiaries has participated in any reportable transaction under Code §6011 and the applicable Treasury Regulations thereunder or any similar provision under state, local, or foreign law.
     (l) Real Property.
          (i) None of the Company and its Subsidiaries owns any real property.
          (ii) §4(l) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Company and its Subsidiaries. The Sellers have delivered to the Buyer a correct and complete copy of each such lease (as amended to date) listed in §4(l) of the Disclosure Schedule. With respect to each of such leases:
     (A) the lease is legal, valid, binding, enforceable, and in full force and effect;
     (B) the lease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;
     (C) no party to the lease has given or received a currently pending notice of breach or default, and, to the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for real estate matters) of the Company and its Subsidiaries, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;
     (D) no party to the lease has given or received notice repudiating any provision thereof;
     (E) there are no disputes, oral agreements, or forbearance programs in effect as to the lease;
     (F) none of the Company and its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold;
     (G) to the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for real estate matters) of the Company and its Subsidiaries, all Facilities leased and all actions and activities of the Company and its Subsidiaries thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations, except, in each case, as could not reasonably be expected to have a Material Adverse Effect; and

     (H) all Facilities leased thereunder are supplied with utilities and other services necessary for the operation of said Facilities as such Facilities are presently being used by the Company and its Subsidiaries in the conduct of their business.
     (m) Intellectual Property.
          (i) The Company and its Subsidiaries own or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of the Company and its Subsidiaries as presently conducted. None of the Company and its Subsidiaries is a party to any option, warrant, purchase right, or other contract or commitment that could require the Company or any of its Subsidiaries to sell, transfer, or otherwise dispose of any of its Intellectual Property. Each item of Intellectual Property owned or used by the Company and its Subsidiaries immediately prior to the Closing will be owned or available for use by the Company and its Subsidiaries to the same extent and on identical terms and conditions immediately subsequent to the Closing. Each current and former employee or contractor of the Company and its Subsidiaries who has worked on, created, developed, or is or was involved in or has assisted with or contributed to the creation or development of, any of their Intellectual Property has executed and delivered to the Company or its Subsidiaries an agreement (containing no exceptions to or exclusions from the scope of its coverage) assigning to the Company all of such employee’s or contractor’s rights, title, and interest in and to any such Intellectual Property. Each such employee or contractor, and any other employee or contractor who has received or to whom was disclosed any trade secrets or other confidential information that is part of the Company and its Subsidiaries’ Intellectual Property, has executed and delivered to the Company an agreement agreeing to keep confidential and not disclose, or use for any purpose other than as permitted by the Company and its Subsidiaries, any such trade secrets or other confidential information.
          (ii) Neither the Company nor its Subsidiaries or the operation of the Company and its Subsidiaries or their business have interfered with, infringed upon, misappropriated, or otherwise come into conflict with any rights, title, or interest in or to any Intellectual Property of any third parties. None of the Sellers and the directors and officers (and employees and agents with responsibility for Intellectual Property matters) of the Company and its Subsidiaries (A) has ever received any charge, complaint, claim, threat, demand, or notice alleging that any such interference, infringement, misappropriation or violation (including, without limitation, any offer to license, or claim that the Company or its Subsidiaries must license or refrain from using, any Intellectual Property rights of any third party), or (B) has any Knowledge that the continued operation of the Company and its Subsidiaries or their business after the Closing would cause or result in any such interference, infringement, misappropriation, or violation.
          (iii) To the Knowledge of any of the Sellers and the directors and officers (and employees and agents with responsibility for Intellectual Property matters) of the Company and its Subsidiaries, (A) no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any rights of the Company and its Subsidiaries with respect to their Intellectual Property, and (B) there are no circumstances indicating that any third party will or may be likely to interfere with, infringe upon, misappropriate, or otherwise come into conflict with any rights with respect to the Company and its Subsidiaries’ Intellectual Property.
          (iv) Except as set forth on Section 4(m) of the Disclosure Schedule, none of the Company and its Subsidiaries (A) has been issued any patent, has obtained or acquired any patent or patent application, and has pending applications for any patents or registrations, (B) has granted to any third party any license, agreement, or other permission with respect to any of its Intellectual Property, (C) has registered, has obtained or acquired any application or registration for, and has pending application for registration of any trademarks or copyrights, and (D) has sold, licensed, transferred, or otherwise disposed of any Intellectual Property or rights therein or thereto within the last two years.
          (v) The Company and its Subsidiaries’ Intellectual Property do not use, pursuant to license, sublicense, agreement, or permission, any Intellectual Property that any third party owns (other than the Purchased Intellectual Property). None of the Company and its Subsidiaries has disclosed or made available outside the operation of the Company or its Subsidiaries’ business or without a confidentiality or non-disclosure obligation, and each of the Company and its Subsidiaries has taken reasonable actions to maintain and protect, each item of its Intellectual Property, including, without limitation, the confidentiality and secrecy of any trade secrets or other confidential information that is part of any of its Intellectual Property.
          (vi) To the Knowledge of the Sellers and the directors and officers (and employees and agents with responsibility for Intellectual Property matters) of the Company and its Subsidiaries, no product, system, program, or software module designed, developed, sold, licensed, or otherwise used by the Company or its Subsidiaries contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware, or data without the consent of the user, or contains any open source code or software that may be subject to an open source or general public license.
     (n) Tangible Assets. Each of the Company and its Subsidiaries owns or leases all buildings, machinery, equipment, and other tangible assets used in the conduct of its businesses as presently conducted (except assets belonging to customers). Each such tangible asset is in reasonable working condition and repair (subject to normal wear and tear). §4(n) of the Disclosure Schedule is a property ledger listing the Company and its Subsidiaries’ tangible assets as of the Most Recent Balance Sheet Date. All machinery, equipment, toolings, raw materials and supplies, and other tangible assets provided to the Company and its Subsidiaries by their customers are readily identifiable and are being maintained and used by the Company and/or its Subsidiaries in accordance with all agreements the Company and its Subsidiaries have with such customers.
     (o) Inventory. The inventory of the Company and its Subsidiaries consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries except as set forth on §4(o) of the Disclosure Schedule. §4(o) of the Disclosure Schedule is an inventory list that lists the inventory of the Company and its Subsidiaries as of the Most Recent Balance Sheet Date.
     (p) Contracts. §4(p) of the Disclosure Schedule lists the following contracts and other agreements to which any of the Company and its Subsidiaries is a party:
          (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for remaining lease payments in excess of $25,000 per annum;
          (ii) except for non-continuing purchase orders to buy raw materials or sell the Company’s products entered into in the Ordinary Course of Business, or modifications of purchase order agreements that, in the aggregate, are not material to the business, financial condition, results of operations, profitability, prospects, or operations of the Company and are not outside the Ordinary Course of Business, any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the continued performance of which will extend over a period of more than one year, or involve consideration in excess of $25,000;
          (iii) any agreement concerning a partnership or joint venture;
          (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;
          (v) any agreement concerning confidentiality or noncompetition;
          (vi) any agreement with any of the Sellers or any of their respective Affiliates (other than the Company and its Subsidiaries);
          (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;
          (viii) any collective bargaining agreement;
          (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $25,000 or providing severance benefits or benefits triggered by a change in control of the Company or its Subsidiaries;

          (x) any agreement (or series of related agreements) under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business or that involves singly or in the aggregate in excess of $5,000;
          (xi) any agreement relating to the disposal of solid waste or Hazardous Materials;
          (xii) any other agreement under which the consequences of a default or termination would or is reasonably likely to have a Material Adverse Effect; or
          (xiii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $40,000.
The Sellers have delivered to the Buyer a correct and complete copy of each written agreement (as amended to date) listed in §4(p) of the Disclosure Schedule, and a written summary setting forth the material terms and conditions of each oral agreement referred to in §4(p) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (except to the extent it will expire on its own terms (without regard to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby) before such consummation); (C) none of the Company and its Subsidiaries has given or received notice of breach or default, and to the Knowledge of the Sellers, the Company and its Subsidiaries, no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.
     (q) Notes and Accounts Receivable. All notes and accounts receivable of the Company and its Subsidiaries are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible within 90 days after the Closing, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries except as described on §4(q) of the Disclosure Schedule.
     (r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any of the Company and its Subsidiaries.
     (s) Insurance. §4(s) of the Disclosure Schedule lists each insurance policy to which any of the Company and its Subsidiaries has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three years. There is no claim by the Company or any of its Subsidiaries pending under any of such policies as to which, to the Knowledge of any of the Sellers and the directors and officers (and employees responsible for insurance matters) of the Company and its Subsidiaries, coverage has been questioned, denied, or disputed. All premiums due and payable under each such policy have been paid and neither the

Company and its Subsidiaries nor, to the Knowledge of any of the Sellers and the directors and officers (and employees responsible for insurance matters) of the Company and its Subsidiaries, any other party to the policies is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy, and no party to the policy has repudiated any provision thereof. The Company and its Subsidiaries have been covered during the past ten years by insurance in scope and amount customary and reasonable for the business in which they have engaged during the aforementioned period for a company of the size, net worth and with the financial resources of the Company, and manufacturing and selling the products the Company did, at the various time during the period.
     (t) Litigation. None of the Company and its Subsidiaries is subject to any outstanding injunction, judgment, order, decree, or ruling and none of the Company and its Subsidiaries is a party or, to the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for litigation matters) of the Company and its Subsidiaries, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the Sellers and the directors and officers (and employees with responsibility for litigation matters) of the Company and its Subsidiaries has any grounds to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company or its Subsidiaries.
     (u) Product Warranty and Advertising. Each product manufactured, sold, leased, or delivered by the Company and its Subsidiaries has been in conformity with all applicable contractual commitments and all express and applicable implied warranties, and none of the Company and its Subsidiaries has any Liability (and, to the Knowledge of the Company and its Subsidiaries, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries or, except as described in §4(u) of the Disclosure Schedule. None of the Company and its Subsidiaries has engaged in deceptive or unsubstantiated advertising or other promotional or other conduct in violation of the California Business and Professions Code or other applicable Laws. Except as set forth on §4(u) of the Disclosure Schedule, no product manufactured, sold, leased, or delivered by the Company or its Subsidiaries is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease of and limited warranty with respect to such product. §4(u) of the Disclosure Schedule includes copies of the typical standard terms and conditions of sale or lease for the Company and its Subsidiaries with respect to their principal customers and all forms of limited warranty issued for any and all of the Company and its Subsidiaries’ products and services.
     (v) Product Liability. None of the Company and its Subsidiaries has any Liability (and, to the Knowledge of the Company and its Subsidiaries, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company or its Subsidiaries. None of the Company and its Subsidiaries has manufactured, marketed, sold or distributed any asbestos or vermiculite or products containing asbestos or vermiculite.
     (w) Employees. To the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for employment matters) of the Company and its Subsidiaries, no officer or group of employees has any plans to terminate employment with the Company or its Subsidiaries. None of the Company and it Subsidiaries is a party to or bound by any collective bargaining agreement, or has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for employment matters) of the Company and its Subsidiaries, none of the Company and its Subsidiaries has committed any unfair labor practice. None of the Sellers and the directors and officers (and employees with responsibility for employment matters) of the Company and its Subsidiaries has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company and its Subsidiaries.
     (x) Employee Benefits.
          (i) §4(x) of the Disclosure Schedule lists each Employee Benefit Plan that the Company and its Subsidiaries maintain or to which the Company or its Subsidiaries contributes.
     (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.
     (B) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1’s, and Summary Plan Descriptions, if applicable) have been filed if due or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title 1 of ERISA and of Code §4980B have been met in all material respects with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.
     (C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company and its Subsidiaries. All premiums or other payments for all periods ending on or before the Closing Date have been paid or accrued with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

     (D) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a “qualified plan” under Code §401(a) and has received, within the last three years, a favorable determination letter from the Internal Revenue Service that the Employee Pension Benefit Plan satisfies the applicable requirements of the Tax Reform Act of 1986, as amended.
     (E) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.
     (F) The Sellers have delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.
          (ii) With respect to each Employee Benefit Plan that the Company and its Subsidiaries maintain or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:
     (A) No such Employee Benefit Plan which is an Employee Pension Benefit Plan is or has ever been subject to Section 302 or Title IV of ERISA.
     (B) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for employee benefits matters) of the Company and its Subsidiaries, threatened. None of the Sellers and the directors and officers (and employees with responsibility for employee benefits matters) of the Company and its Subsidiaries has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.
          (iii) None of the Company and its Subsidiaries do contribute to, ever has contributed to, has been required to contribute to any Multiemployer Plan, or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

          (iv) None of the Company and its Subsidiaries maintains, has ever maintained, contributes, has ever contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code §4980B).
     (y) Guaranties. The Company and its Subsidiaries are not guarantors or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.
     (z) Environment, Health, and Safety.
     Except as set forth in §4(z) of the Disclosure Schedule:
          (i) The Company and its Subsidiaries have obtained, and timely applied for renewals of, all permits, licenses, certificates, approvals, registrations, applications, and other authorizations, registrations, or exemptions (“Environmental Permits”) that are required in connection with the conduct of their business as presently conducted under Environmental Law and related orders. The Environmental Permits are listed in §4(z) of the Disclosure Schedule.
          (ii) The Company and its Subsidiaries are in compliance with the Environmental Permits.
          (iii) The Company and its Subsidiaries are, and at all times have been, in compliance with, and have not been and are not in violation of or liable under any Environmental Law or Occupational Safety and Health Law and have no Liability under the common law relating to the Environment. None of any of the Sellers, the Company, or its Subsidiaries has received any order, notice, or other communication from (i) any governmental authority or private citizen, or (ii) the current or prior owner or operator of the Facilities or any facility to which waste from the site has been sent for storage, transfer, recycling, or disposal (“Off-site Waste Facilities”), of any actual or alleged violation or liability arising under any Environmental Law or Occupational Safety and Health Law with respect to any of the Facilities, any other properties or assets (whether real, personal, or mixed) which the Company or its Subsidiaries has owned or operated, or the Off-site Waste Facilities. None of the Sellers, the Company, its Subsidiaries or any of their Affiliates has received notice or is aware of any events, conditions, circumstances, activities, practices, incidents, actions, or plans which may (i) interfere with or prevent compliance with Environmental Law or Occupational Safety and Health Law, or (ii) give rise to any common law or legal liability, including liability under the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§9601 et seq., as amended (“CERCLA”), and any successor federal statute, rule, or regulation or comparable state statute, rule, or regulation or other Environmental Laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, management, or Release of a Hazardous Material.
          (iv) There is not any civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending or threatened against either the Company or any of its Subsidiaries in connection with the conduct of their businesses relating in any way to Environmental Law, Occupational Safety and Health Law, or the common law relating to the Environment.
          (v) The Sellers have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed by any of the Sellers, the Company or its Subsidiaries pertaining to Hazardous Materials in, on, or under the Facilities, or concerning compliance by the Sellers, the Company, its Subsidiaries or any other Person for whose conduct they are or may be held responsible, with Environmental Law or Occupational Safety and Health Law.
          (vi) The Sellers each agree reasonably to cooperate with Buyer in connection with Buyer’s application for the transfer, renewal, or issuance of any Environmental Permits and the filing of any reports or notices or other actions necessary to satisfy any requirements arising under Environmental Law or Occupational Safety and Health Law involving the Company and its Subsidiaries’ businesses for a period of one year after Closing; provided that, any transfer or application fees and costs associated with such transfers or applications are to be borne by the Buyer.
          (vii) There has been no Release of any Hazardous Materials at or from the Facilities or, to the Knowledge of any of the Sellers and any director or officer (or employee responsible for environmental matters) of the Company and its Subsidiaries, at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which any of the Sellers, the Company or its Subsidiaries has or had an interest, or to the Knowledge of any of the Sellers and any director or officer (or employee responsible for environmental matters) of the Company and its Subsidiaries, from or by any geologically or hydrologically adjoining property, whether by the Company, its Subsidiaries or any other Person.
          (viii) The Seller has provided to the Buyer a current Phase I Environmental Assessment in a form acceptable to the Buyer with respect to the Purchased Real Estate. Buyer acknowledges receipt of the Phase I Environmental Assessment.
     (aa) Certain Business Relationships with the Company and its Subsidiaries. None of the Sellers, the members of Joseph Pressutti or Susan Pressutti’s immediate family, or their respective Affiliates has been involved in any business arrangement or relationship with any of the Company and its Subsidiaries within the past 24 months, and none of the Sellers, the members of Joseph Pressutti or Susan Pressutti’s immediate family, or their respective Affiliates owns any asset, tangible or intangible, which is used in the business of any of the Company and its Subsidiaries.
     (bb) Off-site Disposal of Hazardous Materials. The Company and its Subsidiaries have sent Hazardous Materials for off-site disposal only to those off-site waste management or recycling or reclamation facilities identified in §4(bb) of the Disclosure Schedule.

     (cc) Customers and suppliers.
          (i) §4(cc) of the Disclosure Schedule lists the 20 largest customers of the Company (on a consolidated basis) for the most recent fiscal year and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to the customer. §4(cc) of the Disclosure Schedule also lists any additional current customers that the Company anticipated will be among the 10 largest customers for the current fiscal year.
          (ii) Since the date of the Most Recent Balance Sheet, to the knowledge without independent investigation of any of the Sellers and any director or officer of the Company, no material supplier of the Company or any of its Subsidiaries has indicated that it will stop, or materially decrease the rate of, supplying materials, products, or services to the Company or any of its Subsidiaries. No customer listed on §4(cc) of the Disclosure Schedule has indicated that it will stop, or materially decrease the rate of, buying materials, products, or services from the Company or any of its Subsidiaries.
     (dd) Projections. In connection with the Buyer’s investigation of the Company, the Sellers and/or the Company have provided the Buyer with certain estimates, projections, and other forecasts regarding the Company’s future results of operations and financial condition. Although the Sellers cannot guarantee that the Company’s actual future results and financial condition will be the same as those so projected, such projections were prepared in good faith and, to the knowledge of any of the Sellers and the officers and directors of the Company, they believe the assumptions used are reasonable.
     (ee) Disclosure. The representations and warranties contained in this §4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this §4 not misleading.
     (ff) Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY AGREEMENT OR CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, THE SELLERS MAKE NO REPRESENTATIONS, WARRANTIES, OR GUARANTEES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY SHARES, THE PURCHASED INTELLECTUAL PROPERTY, THE COMPANY, ITS SUBSIDIARIES, OR ANY OF THEIR ASSETS, LIABILITIES, ON-GOING CONTRACTS AND OBLIGATIONS, OR ANY OF COMPANY AND ITS SUBSIDIARIES’ OPERATIONS OR BUSINESSES, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, NON-INFRINGEMENT, OR PROJECTED FINANCIAL RESULTS, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES OR GUARANTEES ARE HEREBY EXPRESSLY DISCLAIMED.
     NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY AGREEMENT OR CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, THE SELLER IS GIVING NO ASSURANCES THAT ANY MANUFACTURER, SUPPLIER, LESSOR,

CUSTOMER, OR OTHER PARTY WITH WHICH THE SELLERS OR THE COMPANY HAS A RELATIONSHIP WILL CONTINUE ON AND AFTER THE CLOSING TO MAINTAIN ITS RELATIONSHIP REGARDING THE COMPANY AND ITS BUSINESS WITH THE BUYER OR THE COMPANY OR MAINTAIN SUCH RELATIONSHIP ON THE SAME TERMS THAT IT IS NOW CONDUCTED WITH THE SELLERS AND THE COMPANY.
     IN CONNECTION WITH THE BUYER’S INVESTIGATION OF THE COMPANY, THE COMPANY SHARES, THE PURCHASED INTELLECTUAL PROPERTY, AND THE PURCHASED REAL ESTATE, THE BUYER HAS RECEIVED CERTAIN ESTIMATES, PROJECTIONS, AND OTHER FORECASTS REGARDING THE COMPANY’S FUTURE RESULTS OF OPERATIONS AND FINANCIAL CONDITION. THE BUYER ACKNOWLEDGES THAT THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH ESTIMATES, PROJECTIONS, AND OTHER FORECASTS AND THAT THE BUYER IS FAMILIAR WITH SUCH UNCERTAINTIES. ACCORDINGLY, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY AGREEMENT OR CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, THE SELLERS ARE NOT MAKING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO SUCH ESTIMATES, PROJECTIONS, AND OTHER FORECASTS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS, AND FORECASTS AND FORECASTS OR THAT SUCH ESTIMATES, PROJECTIONS, AND FORECASTS WILL BE ACHIEVED).
5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.
     (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in §7 below).
     (b) Notices and Consents. The Sellers will cause each of the Company and its Subsidiaries to give any notices to third parties, and will cause each of the Company and its Subsidiaries to use its reasonable best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in §3(a)(ii) and §4(c) above. Each of the Parties will (and the Sellers will cause each of the Company and its Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in §3(a)(ii), §3(b)(ii), and §4(c) above.
     (c) Operation of Business. Unless with the prior express written consent of the Buyer in each instance, the Sellers will not cause or permit any of the Company and its Subsidiaries to engage in any practice, take any action, incur any material Liability, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, unless with the prior express written consent of the Buyer, the Sellers will not cause or permit any of the Company and its Subsidiaries to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock other than in the Ordinary Course of Business or redeem, purchase, or otherwise acquire any of its capital stock, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in §4(h) above.
     (d) Preservation of Business. The Sellers will cause each of the Company and its Subsidiaries to exercise its reasonable best efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.
     (e) Access. The Sellers will permit, and the Sellers will cause each of the Company and its Subsidiaries to permit, representatives of the Buyer to have access, at mutually agreed times in accordance with the letter of intent between the parties and in a manner so as not to interfere with the normal business operations of the Company and its Subsidiaries, and subject to the Confidentiality Agreement, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of the Company and its Subsidiaries and Buyer shall have the right to take samples of various media upon reasonable notice at reasonable times.
     (f) Notice of Developments. The Sellers will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in §4 above. Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in §3 above. No disclosure by any Party pursuant to this §5(f), however, shall be deemed to amend or supplement Annex 1, Annex 2, or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.
     (g) Exclusivity. The Sellers will not (and the Sellers will not cause or permit any of the Company and its Subsidiaries or 3441 South Willow Investments, L.P. to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, the Company and its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or 3441 South Willow Investments, L.P. or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Sellers will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing, other than any inquiry made by any Person that has made any such inquiries, offer, or proposals in advance of the date hereof and to whom the Sellers reply with only a statement that such Seller is under an obligation not to engage in any discussions or negotiations concerning such inquiry.
     (h) Key Employee Agreements. The Sellers will enter into “double-trigger” change of control severance or similar agreements with the key employees of the Company listed on §5(h) of the Disclosure Schedule, as and upon such terms as mutually agreed upon by the Sellers and the Buyer, to provide a specified severance package to such employees if they are terminated by the Company without cause or leave the Company for good reason before the eighteen month anniversary of the Closing, and the Sellers shall not take any material action with respect to such employees without prior consultation with the Buyer.
     (i) Releases. The Sellers will, prior to the Closing, cause all accounts receivables and accounts payables (other than one of the Sellers obligations with respect to the Cadillac lease) between the Company and its Subsidiaries and the Sellers and any of his, her, or its Affiliates reflected on the Most Recent Balance Sheet or thereafter incurred in the Ordinary Course of Business to be extinguished without payment of any kind. The parties will cooperate and use their best efforts to arrange for a release of the Sellers and their respective Affiliates (other than the Company and its Subsidiaries) of all personal guarantees and obligations with respect to the Assumed Real Estate Debt and any other Liabilities of the Company and its Subsidiaries set forth on §5(i) of the Disclosure Schedule effective at the Closing and, except to the extent the Buyer would be entitled to indemnification against such Liabilities (without regard to whether such Liabilities exceed the deductibles and thresholds referenced in the proviso of §8(b)), the Buyer will indemnify and hold Sellers harmless (including reasonable attorneys fees) with respect to all such Liabilities..
6. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.
     (a) General. In case at any time after the Closing any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under §8 below). The Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company and its Subsidiaries subject to the Sellers being hereby entitled to review or request and receive (to the extent such documents, books, records, agreements, and financial data have not been destroyed) any copies thereof they in good faith believe to be necessary or prudent in respect of its obligations or Liabilities hereunder or with respect to any domestic or foreign Tax obligations or Tax Returns. The Buyer acknowledges and agrees that from and after the Closing the Buyer will keep, maintain, and prevent the destruction of all documents, books, records (including tax records), agreements, and financial data of the Company and its Subsidiaries for the same length of time and in the same manner as the Buyer currently keeps and maintains such materials, but not less than five years after the Closing. To the extent the Sellers have a reasonable need for any such documents, books, records (including tax records), agreements, and financial data of the Company at the end of such five year term, they may provide written notice to the Buyer, within 90 days prior to the expiration of such five year term, specifying such need and the documents, books (including tax records), agreements, and financial data that they wish for the Buyer to not destroy, in which event the Buyer, at its sole discretion, may continue to retain such documents, books, records (including tax records), agreements, and financial data or provide the Sellers a reasonable opportunity to remove such documents, books, records, agreements, and financial data at the Sellers’ cost.

     (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Company and its Subsidiaries, the other Party will cooperate with it and its counsel in the contest or defense, making available its personnel, and providing such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under §8 below).
     (c) Transition. None of the Sellers will, directly or indirectly, take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Company and its Subsidiaries from maintaining the same business relationships with the Company and its Subsidiaries after the Closing as it maintained with the Company and its Subsidiaries prior to the Closing, except as set forth on §6(c) of the Disclosure Schedule. For the first eighteen months following the Closing, the Sellers will refer all customer inquiries relating to products sold by the Company and its Subsidiaries within the two year period immediately prior to the Closing to the Buyer, except as set forth on §6(c) of the Disclosure Schedule.
     (d) Confidentiality. Each of the Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in any of their possession. For purposes of this §6(d), Confidential Information does not include information which is generally available to the public or generally known to persons knowledgeable in the roofing industry immediately prior to the time of disclosure or use. If Buyer has knowledge that Seller has or will be in breach of this §6(d), without in any way limiting any of Buyer’s rights otherwise resulting or arising from any such breach, Buyer, as promptly as practicable, shall send written notice to Seller of any such breach or alleged breach of this §6(d) specifying in reasonable detail the breach or alleged breach. In the event that a Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this §6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal, the Seller may disclose the Confidential Information to the tribunal; provided, however, that the Seller shall use his reasonable best efforts to obtain, at the request of the Buyer and at Buyer’s sole expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public or generally known to persons knowledgeable in the roofing industry immediately prior to the time of use or disclosure for reasons other than a disclosure by the Seller not permitted by this §6(d). The obligations under this §6(d) shall survive for seven years from the Closing Date, except for Confidential Information constituting trade secrets of the Company and its Subsidiaries, for which such obligations shall survive until such information becomes part of the public domain.
     (e) Covenant Not to Compete. For a period of five (5) years from and after the Closing Date, each Seller agrees that such Seller will not, and will cause his, her, or its Affiliates not to, compete with the Company and its Subsidiaries or the Buyer by directly or indirectly owning, engaging in, operating, controlling, or participating in the ownership, management, operation, or control of, or being connected as a stockholder, agent, partner, joint venturer, or otherwise, with any business engaged in any of the manufacture, sale, marketing, or distribution of any products competitive with what the Company and its Subsidiaries currently sell, market, or distribute anywhere in North America; provided, however, that the ownership of less than 2% of the outstanding stock of any publicly traded corporation by the Sellers and their Affiliates shall not be deemed to violate this sentence. If Buyer has knowledge that Seller has or will be in breach of this §6(e), without in any way limiting any of Buyer’s rights otherwise resulting or arising from any such breach, Buyer, as promptly as practicable, shall send written notice to Seller of any such breach or alleged breach of this §6(e) specifying in reasonable detail the breach of alleged breach. If the final judgment of a court of competent jurisdiction declares that any term or provision of this §6(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
     (f) Non-solicitation of Employees. Between the date hereof and the fifth anniversary of the Closing Date, none of the Sellers or their respective Affiliates will directly or indirectly attempt to hire, solicit, or hire any officer, employee, or independent individual contractor of the Company or its Subsidiaries, without the prior written consent of Buyer.
     (g) Termination of Agreement with ABMT. In the event at any time within 90 days after the Closing Date Buyer terminates, or provides notice of termination of, the agreement between the Company and Advanced Building Materials Technology as in effect immediately prior to the Closing, at the request of Buyer, Sellers shall promptly pay Buyer 50% of any costs incurred by Buyer as a result of any such termination.
7. CONDITIONS TO OBLIGATIONS TO CLOSE.
     (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
          (i) the representations and warranties set forth in §3(a) and §4 above shall be true and correct in all material respects at and as of the Closing Date;

          (ii) the Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;
          (iii) the Sellers, the Company and its Subsidiaries shall have procured all of the third party consents specified in §5(b) above;
          (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Company Shares, the Purchased Real Estate, or the Purchased Intellectual Property and to control the Company and its Subsidiaries and use the Purchased Real Estate and the Purchased Intellectual Property, or (D) affect adversely the right of the Company and its Subsidiaries to own their assets and to operate their businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);
          (v) the Sellers shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in §7(a)(i)-(iii) is satisfied in all respects and that to the Knowledge of the Sellers no contingency of the type referred to in §7(a)(iv) has occurred or is threatened;
          (vi) the Company and its Subsidiaries shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in §3(a)(ii), §3(b)(ii), and §4(c) above;
          (vii) the Sellers and the escrow agent thereunder shall have entered into the Escrow Agreement;
          (viii) [intentionally omitted];
          (ix) the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Company and its Subsidiaries other than those whom the Buyer shall have specified in writing at least five business days prior to the Closing, and the Buyer shall have received evidence reasonably satisfactory to the Buyer that the authority of any and all directors, officers, and employees of the Company and its Subsidiaries other than those whom Buyer shall have specified in writing at least five (5) business days prior to the Closing to conduct bank transactions on behalf of the Company has been terminated;
          (x) the Buyer shall have obtained a title insurance policy with respect to the Purchased Real Estate in form and substance satisfactory to the Buyer;
          (xi) the Buyer shall be reasonably satisfied with the key employment contracts required pursuant to §5(i) above;

          (xii) the concurrent closing between Buyer (or an Affiliate of Buyer designated by Buyer) and 3441 South Willow Investments, L.P. of the transactions contemplated by the Purchased Real Estate Agreements;
          (xiii) the gross fixed assets of the Company and its Subsidiaries plus their current assets, less trade accounts payable and other current liabilities (other than current maturities or other elements of indebtedness for borrowed money), calculated consistently with and in the same manner and with the same methodology as in the past, are not less than reflected on the Company’s March 31, 2005 Balance Sheet; and
          (xiv) all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents reasonably required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.
The Buyer may waive any condition specified in this §7(a) if it executes a writing so stating at or prior to the Closing.
     (b) Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:
          (i) the representations and warranties set forth in §3(b) above shall be true and correct in all material respects at and as of the Closing Date;
          (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;
          (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);
          (iv) the Buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in §7(b)(i) and (ii) is satisfied in all respects and that to the actual Knowledge of the Buyer no contingency of the type referred to in §7(b)(iii) has occurred or is threatened;
          (v) the Buyer and the escrow agent thereunder shall have entered into the Escrow Agreement;

          (vi) the Sellers and their respective Affiliates shall be released from any guarantees or other obligations under the Assumed Real Estate Debt and the other Liabilities set forth on the Disclosure Schedule in a manner acceptable to the Sellers;
          (vii) the concurrent closing between the Buyer (or an Affiliate of Buyer designated by Buyer) and 3441 South Willow Investments, L.P. of the Purchased Real Estate Agreements and the payment of the Purchase Price and assumption of the Real Estate Debt by Buyer and release of Seller and Seller’s Affiliates with respect thereto; and
          (viii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents reasonably required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers; and
          (ix) Seller is paid the Purchase Price and all other amounts due under §2 of this Agreement.
The Sellers may waive any condition specified in this §7(b) if they execute a writing so stating at or prior to the Closing.
8. REMEDIES FOR BREACHES OF THIS AGREEMENT.
     (a) Survival of Representations and Warranties. All of the representations and warranties of the Sellers contained in §3(a) and §4 (other than §§3(a)(i), 3(a)(ii), 3(a)(iii), 3(a)(iv), 3(a)(v)(A), 4(b), 4(k), and the first three sentences of 3(vi)(A)) shall survive the Closing hereunder (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of two (2) years thereafter, after which all such representations and warranties shall expire and be of no force or effect. All of the other representations and warranties of the Parties contained in this Agreement (including the representations and warranties of the Sellers contained in §3(a)(i), 3(a)(ii), 3(a)(iii), 3(a)(iv), 3(a)(v)(A), 4(b), 4(k), and the first three sentences of 3(vi)(A)) shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).
     (b) Indemnification Provisions for Benefit of the Buyer. In the event any of the Sellers breaches any of his, her, or its representations, warranties, and covenants contained herein (ignoring for purposes of determining whether or not any such breach has occurred, or the amount of Adverse Consequences associated therewith, any materiality qualifiers in such representations, warranties, and covenants or any language in such representations, warranties, and covenants providing that a breach will only occur if it could reasonably be expected to have a Material Adverse Effect or any similar language), and, if there is an applicable survival period pursuant to §8(a) above, provided that the Buyer makes a written claim for indemnification against the Sellers within the applicable survival period stated in §8(a), then the Sellers jointly and severally agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer suffers through and after the date of the claim for indemnification

(including any Adverse Consequences the Buyer may suffer after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by such breach; provided, however, that the Sellers shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of the Sellers except to the extent the Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by such breach of a representation or warranty exceed a deductible of $10,000 (at which point the Sellers will be obligated to indemnify only for amounts in excess of the $10,000) and then not until the Buyer has suffered Adverse Consequences by reason of all such breaches of all representations and warranties in excess of a $300,000 aggregate threshold (at which point the Sellers will be obligated to indemnify the Buyer from and against all such Adverse Consequences beyond such $300,000 threshold); provided further, that the Sellers’ and Seller’s Affiliates’ maximum aggregate liability to Buyer, collectively, under this Agreement and ancillary documents, agreements, assignments and certificates (including, without limitation, the Purchased Real Estate Agreements and the documents related to the Purchased Intellectual Property) for breaches of any representations, warranties, covenants, or agreements shall not exceed $1,500,000 (the “Liability Cap”) under any circumstance; provided further that, notwithstanding the foregoing, the Liability Cap shall not apply to breaches of covenants and agreements set forth in §§6 or 9 or as contemplated in the parenthetical contained in §8(d)(ii)(A) and amounts paid by Sellers with respect to breaches of §§6 or 9 and the first $800,000 of any purchase price adjustment payable by Sellers with respect to §2(f) shall not be counted in determining whether the Liability Cap has been met (e.g. a purchase price adjustment payment pursuant to §2(f) of $800,000 will not result in only $700,000 being available with respect to breaches of this Agreement as a result of the Liability Cap).
     (c) Indemnification Provisions for Benefit of the Sellers. In the event the Buyer breaches any of its representations, warranties, and covenants contained herein (even if one or more of the Sellers knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing), and, if there is an applicable survival period pursuant to §8(a) above, provided that the Sellers make a written claim for indemnification against the Buyer within the applicable survival period stated in §8(a), then the Buyer agrees to indemnify the Sellers from and against the entirety of any Adverse Consequences the Sellers may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Sellers may suffer after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.
     (d) Matters Involving Third Parties.
          (i) If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this §8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced. Notification of any claims for indemnity hereunder shall be provided regardless of whether the claimed amounts are above or below the $300,000 aggregate threshold amount.
          (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that, notwithstanding any other provision of this Agreement to the contrary (including without limitation the limitation on liability set forth in §8(b)), the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.
          (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with §8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).
          (iv) In the event any of the conditions in §8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this §8, but, in the case of both clause (B) and (C) immediately above, subject to the limits on such liability set forth in §8(b). The Indemnifying Party may retain separate counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

     (e) Determination of Adverse Consequences. The Parties shall make appropriate adjustments for tax benefits and insurance coverage and take into account the time cost of money in determining Adverse Consequences for purposes of this §8. All indemnification payments under this §8 shall be deemed adjustments to the Purchase Price.
     (f) Exclusive Remedy. The Buyer and the Sellers acknowledge and agree that the foregoing indemnification provisions in this §8 shall be the sole and exclusive monetary remedy and monetary recourse (whether based in contract, tort, or on any other grounds) of the Buyer and the Sellers with respect to this Agreement, any agreement, document, or certificate delivered pursuant hereto, and the transactions contemplated by this Agreement and any agreement, document, or certificate delivered pursuant hereto, including without limitation, with respect to the Purchased Real Estate and the Purchased Intellectual Property. Without limiting the generality of the foregoing, the Buyer and the Sellers hereby waive any statutory, equitable, or common law rights or remedies relating to any environmental, health, or safety matters, including without limitation any such matters arising under any Environmental Law, Occupational Safety and Health Law, including, without limitation, CERCLA. Each Seller hereby agrees that he, she, or it will not make any claim for indemnification against the Company by reason of the fact that he, she, or it was a director, officer, employee, or agent of the Company or was serving at the request of the Company as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).
9. TAX MATTERS. The following provisions shall govern the allocation of responsibility as between the Buyer and the Sellers for certain tax matters following the Closing Date:
     (a) Cooperation on Tax Matters.
          (i) The Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon a Party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation, or other proceeding and making employees or themselves available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
          (ii) Buyer and Sellers further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
          (iii) Buyer and Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

          (iv) The Sellers shall prepare or cause to be prepared and timely file all income Tax Returns for the Company and its Subsidiaries required to be filed for taxable periods ending at or prior to the Closing and shall, except to the extent the Buyer and the Sellers may otherwise agree, control and conduct all tax examinations involving income Taxes for any period ending at or prior to the Closing; provided that the Sellers shall not take any actions, or fail to take any actions, that would cause the Company to not be an S corporation within the meaning of §1361 of the Code at all times prior to the Closing. The Company and its Subsidiaries shall prepare or cause to be prepared all Tax Returns for the Company and its Subsidiaries required to be filed covering periods ending after the Closing Date.
     (b) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Company and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.
     (c) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and governmental fees (including any penalties and interest) incurred in transferring the Company Shares, the Purchased Real Estate and the Purchased Intellectual Property from Sellers to Buyer, shall be paid by Buyer when due, and Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and governmental fees, and, if required by applicable law, Sellers will, and will cause their respective affiliates to, join in the execution of any such Tax Returns and other documentation.
10. TERMINATION.
     (a) Termination of Agreement. The Parties may terminate this Agreement as provided below:
          (i) the Buyer and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;
          (ii) the Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (A) in the event any of the Sellers has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Sellers of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach; or (B) if the Closing shall not have occurred on or before August 30, 2005 by reason of the failure of any condition precedent under §7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and
          (iii) the Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Sellers have notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before August 30, 2005 by reason of the failure of any condition precedent under §7(b) hereof (unless the failure results primarily from any of the Sellers itself breaching any representation, warranty, or covenant contained in this Agreement).
     (b) Effect of Termination. If any Party terminates this Agreement pursuant to §10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach); provided that the terms and provisions of the Confidentiality Agreement shall survive any such termination pursuant to §10(a) above.
11. MISCELLANEOUS.
     (a) Press Releases and Public Announcements. Neither party shall issue any press or news release or make any similar public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that Buyer or its Affiliate may make any public disclosure it believes in good faith is required by applicable law or regulation (in which case the Buyer will use its reasonable best efforts to advise the Sellers prior to making the disclosure).
     (b) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
     (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof; provided, however, the Confidentiality Agreement shall survive in it entirety except to the extent the Closing occurs, in which case the Confidentiality Agreement shall have no further force or effect.
     (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder). Notwithstanding the foregoing, from and after the Closing, the Buyer may assign its rights (but not its obligations) under this Agreement to any other Person that buys all or substantially all of the business of the Company and its Subsidiaries from the Buyer.
     (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then five business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:
If to the Sellers:
2525 W. Sierra
Fresno, California 93711
Attention: Mr. Joseph Pressutti
Facsimile No. (559) 439-3468
with a copy to:
Richard D. Rosman, Esq.
11777 San Vicente Boulevard, Suite 702
Los Angeles, California 90067
(310) 571-3822
If to the Buyer:
Elk Premium Building Products, Inc.
14911 Quorum Drive
Suite 600
Dallas, Texas 75254
Attn: David G. Sisler
Facsimile No.: (972) 851-0552
with a copy to:
Baker & McKenzie
2001 Ross Avenue, Suite 4500
Dallas, Texas 75201
Attention: Alan G. Harvey
Facsimile No.: (214) 978-3099
If to the Process Agent:
GKL Corporate Search
915 L. Street, Ste. 1250
Sacramento, California 95814-3705

Facsimile No. (916) 442-1797
Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
     (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.
     (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     (k) Expenses. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Sellers agree that none of the Company and its Subsidiaries has borne or will bear any of the Sellers’ costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby. Without limitation to the foregoing, the Buyer will be responsible for the costs and expenses of the Title Policy and related Surveys (not to exceed $20,000) and the Taxes and other governmental fees specified in §9(c).
     (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.

     (m) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
     (n) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in §11(o) below), in addition to any other remedy to which they may be entitled, at law or in equity.
     (o) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Dallas County, Texas, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Party appoints GKL Corporate Search (the “Process Agent”) as his or its agent to receive on his or its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding. Any Party may make service on the other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in §11(g) above or (ii) to the Party to be served in care of the Process Agent at the address and in the manner provided for the giving of notices in §11(g) above. Nothing in this §11(o), however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.
     (p) Joint and Several Obligations. The Sellers’ obligations under this Agreement shall be joint and several obligations.
*****

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
BUYER:
ELK PREMIUM BUILDING PRODUCTS, INC.

By:

Name:

Title:

SELLERS:

Joseph Pressutti

Susan Pressutti

The Pressutti Family Trust

By:
Susan Pressutti, co-trustee

By:
Joseph Pressutti, co-trustee

ANNEX 1
EXCEPTIONS TO THE REPRESENTATIONS
AND WARRANTIES OF THE SELLERS
Annex 1 to Stock Purchase Agreement

ANNEX 2
EXCEPTIONS TO THE REPRESENTATIONS
AND WARRANTIES OF THE BUYER
None.
Annex 2 to Stock Purchase Agreement

ANNEX 3
SELLER’S PERSONAL PROPERTY
Annex 3 to Stock Purchase Agreement

EXHIBIT A
FORM OF ESCROW AGREEMENT
Exhibit A to Stock Purchase Agreement

EXHIBIT B-1
PURCHASED INTELLECTUAL PROPERTY
     A. Issued U.S. Patents

U.S. Patent
Number	Title
RE 36,858	Low-Cost Highly Aesthetic and Durable Shingle
5,365,711	Low-Cost Highly Aesthetic and Durable Shingle
4,920,721	High Profile Fiberglass Shingle
     B. Patent Applications Still in Progress (not yet filed with USPTO)

Subject Matter of Patent Application	Inventors
Continuation-in-part application to be prepared to cover improvements to U.S. Application No. 10/453,699	Joseph Pressutti, Lawrence Penner, Frank Gardanier and Walter Becker
Methods and machines for making the King Ridge and Chancellor products – related to U.S. Application No. 10/288,202	Lawrence Penner
Exhibit B to Stock Purchase Agreement

EXHIBIT B-2
INTELLECTUAL PROPERTY RETAINED BY SELLER
None.
Exhibit B to Stock Purchase Agreement

EXHIBIT C
PURCHASED REAL ESTATE
3333 S. Willow Avenue, Fresno, California
THE LAND REFERRED TO ABOVE IS SITUATED IN THE COUNTY OF FRESNO, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:
Parcel 2 of Parcel Map NO. 6421, according to the map thereof recorded in Book 41, Page 74 of Parcel Maps, in the Office of the County Recorder of said County.
Excepting therefrom all oil, gas, minerals, and other hydrocarbon substances from the property conveyed in Book 7056, Page 177 of Official Records, Document No. 66065, that portion thereof lying below a depth of 500 feet, measured vertically, from the contour of the surface of said property however, Grantor or its successors and assigns shall not have the right for any purpose whatsoever to enter upon, into or through the surface of said property or any part thereof lying between said surface and 500 feet below of said surface.
AND
3441 S. Willow Avenue, Fresno, California
THE LAND REFERRED TO ABOVE IS SITUATED IN THE COUNTY OF FRESNO, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:
That portion of Lot 30 of Malaga Tract, according to the map thereof recorded in Book 2 Page 17, of Plats, Fresno County Records, described as follows:
Beginning at the Southeast corner of said Lot 30, thence North 89° 37’ 06” West, along the Southerly line of said Lot 30, 766.33 feet; thence North 0° 13’16” East, 507.82 feet; thence South 89° 46’ 44” East, 776.29 feet to a point in the Easterly line of said Lot 30; thence South 0° 13’ 01” West, along said Easterly line 510.00 feet to the point of beginning.
EXCEPTING THEREFROM all of the minerals and mineral ores of every kind and character now known to exist or hereafter discovered upon, within or underlying said land or that may be produced therefrom, including, without limiting the generality of the foregoing, all petroleum, oil, natural gas and other hydrocarbon substances and products derived therefrom together with the exclusive perpetual right of ingress and egress beneath the surface of said land to explore for, extract, mine and remove the same, and to make such use of the said land beneath the surface as is necessary or useful in connection therewith, which use may include lateral or slant drilling, boring, digging or sinking of wells, shafts or tunnels, provided, however, that said grantor, its successors and assigns, shall not use the surface of said land in the exercise of any of aid rights, and shall not disturb the surface of said land or any improvements thereof, as reserved by Southern Pacific Company, a Corporation, in the Deed recorded October 25, 1966, as Document No. 75882 in Book 5370, Page 204 of Official Records.
Exhibit C to Stock Purchase Agreement

EXHIBIT D
FORMS OF ASSIGNMENTS
Exhibit D to Stock Purchase Agreement

EXHIBIT E
FORM OF ASSUMPTION AGREEMENT
(NOTE AND DEED OF TRUST)
Exhibit E to Stock Purchase Agreement

EXHIBIT F
FINANCIAL STATEMENTS
Exhibit F to Stock Purchase Agreement

EXHIBIT G
CAPITAL BUDGET OF THE COMPANY AND ITS SUBSIDIARIES
Exhibit G to Stock Purchase Agreement

EXHIBIT H
[Intentionally Omitted]
Exhibit H to Stock Purchase Agreement

EXHIBIT I
AGREEMENT OF PURCHASE AND SALE OF REAL ESTATE
AND ESCROW INSTRUCTIONS
Exhibit I to Stock Purchase Agreement

EXHIBIT J
AGREEMENT OF PURCHASE AND SALE OF REAL ESTATE
AND ESCROW INSTRUCTIONS
Exhibit J to Stock Purchase Agreement

EXHIBIT K
PRELIMINARY TITLE REPORTS
Exhibit K to Stock Purchase Agreement